Exhibit 99.1

Sysorex Announces Favorable Decision from the Nasdaq Hearings Panel

Effects Reverse Stock Split and Name Change to Inpixon

PALO ALTO, CA, – February 28, 2017 – Sysorex (NASDAQ: SYRX), the indoor positioning and data analytics company, today announced that it has received written notification that the Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for continued listing on the Nasdaq Capital Market, subject to certain conditions including that, no later than March 15, 2017, Sysorex effect a reverse split of its common stock and evidence a closing bid price of $1.00 per share or more for a minimum of ten consecutive trading days.

In connection with satisfying the Panel’s condition for continued listing, the Company’s Board of Directors has approved a reverse stock split of the Company’s common stock whereby every 15 shares of common stock will automatically be combined into one share of common stock. The reverse split was approved by the Company’s shareholders on November 8, 2016 and will be effective as of the commencement of trading on March 1, 2017.

Sysorex also announced today that, effective as of March 1, 2017, the Company will change its name to Inpixon and its trading symbol from “SYRX” to “INPX.” The Company’s common stock will begin trading on The Nasdaq Capital Market (“Nasdaq”) under its new name and trading symbol effective at the market opening on March 1, 2017.

About Sysorex

Sysorex (NASDAQ: SYRX) is a leader in indoor positioning and data analytics. Sysorex sensors are designed to find all accessible cellular, Wi-Fi and Bluetooth devices anonymously. Paired with a high-performance, data analytics platform, this technology delivers visibility, security and business intelligence on any commercial or government premises world-wide. Sysorex’s products, infrastructure solutions and professional services group help customers take advantage of mobile, big data, analytics and the Internet of Things (IoT) to uncover the untold stories of the indoors. For the latest insight on Indoor Positioning and Data Analytics, follow Sysorex on LinkedIn and @SysorexGlobal on Twitter.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Act, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and employees, the company’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in the company’s periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Contacts

Sysorex Investor Relations:
CorProminence LLC
Scott Arnold, +1 (516) 222-2560
Managing Director
www.corprominence.com